Exhibit 99.(a)(1)(H)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES REJECTING THE
ELECTION FORM UNDER THE OPTION EXCHANGE PROGRAM

Date:
To:	[•]
From:	Internap Network Services Corporation
Re:	Rejected Election Form Under Option Exchange Program

Unfortunately, your Election Form regarding our Option Exchange Program was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s): [•]. If you wish to participate in the Option Exchange Program, please complete and execute the attached Election Form and deliver it to Internap so that it is received before 11:59 p.m., U.S. Eastern Time, on September 26, 2006 (or such later date as may apply if this exchange offer is extended), by one of the following means:

Via Mail or Courier
Internap Network Services Corporation
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Attention: James Salmond
Phone: (404) 302-9780

Via Facsimile
Internap Network Services Corporation
Attention: James Salmond
Fax No. (404) 302-9913

By Hand or Interoffice Mail
Human Resources Department
Attention: James Salmond

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive a properly completed and signed Election Form from you before the deadline for the Option Exchange Program, all eligible options currently held by you will remain outstanding according to their existing terms.

You should direct questions about the exchange offer or requests for assistance to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com. You should direct questions for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com.